EXHIBIT 10.41
AGREEMENT

This Agreement must be executed and returned to Company (Attn: Human Resources) within 21 days of receipt.

    THIS AGREEMENT (this “Agreement”) is entered into between JOSEPH MACNOW (the “Executive”) and VORNADO REALTY TRUST, with an address at 888 Seventh Avenue New York, New York 10019 (the “Company”). Company, together with its past, present and future direct and indirect subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and their official capacities), and each of their respective employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Agreement as the “Company Released Parties.”

1.Separation of Employment. Reference is made to that certain Amended and Restated Employment Agreement, dated as of July 27, 2006 by and between the Executive and Vornado Realty Trust, a Maryland real estate investment trust, and Vornado Realty L.P., a Delaware limited partnership, as amended by that certain amendment thereto, dated December 29, 2008 (such agreement, as amended, the “Employment Agreement”). Terms not otherwise defined in this Agreement will have the meanings provided to them in the Employment Agreement. The Company has not renewed the Period of Employment. Accordingly, the Period of Employment under the Employment Agreement expired on December 31, 2020 (the “Separation Date”), and the Executive’s employment with the Company, including his role as the Company’s Chief Financial Officer and Chief Administrative Officer, as well as any other positions that the Executive holds as an officer, director (or equivalent position) or employee of any of the Company’s subsidiaries, affiliates or any other related companies, terminated on the Separation Date. The Executive’s termination of employment due to non-renewal of the Period of Employment shall constitute a termination without Cause for purposes of Section 7(a) of the Employment Agreement.

2.    Release.

(a)    Executive General Release of the Company Released Parties. In consideration of the payments and benefits set forth in Section 4 below, Executive hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below), other than Excluded Claims as set forth in Section 2(b) hereof, that Executive may have against any of the Company Released Parties, arising on or prior to the date of Executive’s execution and delivery of this Agreement to Company. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options or other equity-based awards, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of New Jersey,

New York, or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the Genetic Information Nondiscrimination Act, the federal False Claims Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Executive Protection Act, the New Jersey False Claims Act, the New York State Human Rights Laws, the New York City Human Rights Laws, the New York Labor Laws, and the New York False Claims Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This Section 2 releases all Claims including those of which Executive is not aware and those not mentioned in this Agreement. Executive specifically releases any and all Claims arising out of Executive’s employment with Company or separation therefrom. Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is releasing and waiving any and all Claims, including, without limitation, Claims that Executive may have arising under ADEA, which have arisen on or before the date of Executive’s execution and delivery of this Agreement to Company.

(b)    Excluded Claims: This general release by Executive does not apply to, waive or affect any of the following (together the “Excluded Claims”):

(i)    any Claim that may not lawfully be waived and any rights or claims that may arise after the date Executive signs and returns this Agreement;
(ii)    any right to indemnification the Executive may have under applicable statutory or common law or pursuant to the bylaws, operating agreements or instruments under which any of the Company Released Parties is established or operated, including without limitation, the Company’s Amended and Restated Bylaws, as amended, the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of October 20, 1997, as amended, the Company’s Articles of Restatement, as amended, or pursuant to any other agreement, instrument or policy of insurance to which any of the Company Released Parties is a party, regardless of whether any claim with respect thereto arises or is asserted prior to, on or after the Separation Date or pursuant to applicable law;
(iii)    the Executive’s rights to any vested benefits to which the Executive is entitled under the terms of any applicable employee benefit plan;
(iv)    any claim for workers’ compensation benefits (but this release does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim);
(v)    any claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee;
(vi)    the Executive’s rights under the Consulting Agreement by and between the Company and Executive, dated on or around the date hereof (the “Consulting Agreement”);

or
(vii)     any of the Executive’s preserved rights described in Section 11 below or the Executive’s right to enforce the terms of this Agreement, including Section 4 below.

3.    Representations; Covenant Not to Sue.

(a)    Executive hereby represents and warrants that (i) Executive has not filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against any of the Company Released Parties, nor has Executive agreed to do any of the foregoing, (ii) Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Company Released Parties which has been released in this Agreement, and (iii) Executive has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Company Released Parties. Except as set forth in Section 11 below, Executive covenants and agrees that Executive shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Company Released Parties based upon or relating to any Claim released by Executive in this Agreement.

(b)    Company hereby represents and warrants that (i) it has not filed, caused or permitted to be filed any pending proceeding (nor has Company lodged a complaint with any governmental or quasi-governmental authority) against Executive, nor has Company agreed to do any of the foregoing, (ii) Company has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against Executive which has been released in this Agreement, and (iii) Company has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against Executive. Except as set forth in Section 11 below, Company covenants and agrees that it shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by itself or any third party of a proceeding or Claim against Executive based upon or relating to any Claim released by Company in this Agreement.

4.    Consideration. As good consideration for Executive’s execution, delivery and non-revocation of this Agreement, Company shall (a) increase the Severance Amount (as defined in Section 7(g) of the Employment Agreement) to $4.5 million, and (b) offer Executive the opportunity to receive the Consulting Agreement.

In addition, Executive shall receive all of the payments and benefits set forth in Section 7(g) of the Employment Agreement. Of the Severance Amount, $1.2 million already has been paid to the Executive, and the remainder shall be paid to the Executive on the first business day of the seventh month following the expiration of the Period of Employment on December 31, 2020 and shall include interest as computed in accordance with Section 7(i) of the Employment Agreement. Notwithstanding anything to the contrary, the Compensation Committee of the Board of Trustees of the Company may determine, in its sole discretion, that the Severance Amount is payable in the form of cash or LTIP Units (as defined in the agreement of limited partnership of Vornado Realty L.P., as amended) granted under the Vornado Realty Trust 2019 Omnibus Share Plan or its successor. For the avoidance of doubt, the Executive’s outstanding equity awards will be treated in accordance with their terms, including the treatment of such awards upon retirement.

Any payments set forth hereunder shall be reduced by all applicable federal, state, local and other deductions, taxes, and withholdings. Both Executive and Company intend this Agreement to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and that it be interpreted accordingly. Executive acknowledges and agrees, however, that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement or the Termination Agreement, including, without limitation, to consequences related to Section 409A. To the extent any payment hereunder is determined to be “deferred compensation” within the meaning of Section 409A, each such payment will be treated as a separate payment for purposes of Section 409A (and no such payment will be subject to any offset or netting pursuant to this or another agreement). If Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), any payment hereunder that is determined to constitute “deferred compensation” that is payable to Executive as a result of a “separation from service” within the meaning of Section 409A will not be made or provided before the date that is six months after the date of Executive’s separation from service (or Executive’s earlier death or a change in ownership or effective control, within the meaning of Section 409A), if and solely to the extent required by Section 409A.

5.    Final Pay Check. Executive acknowledges he has received his final pay check which included payment for all earned, but unpaid, base salary through and including the Separation Date, together with payment of any unused accrued vacation time, through and including the Separation Date (in each case, less applicable withholdings and customary payroll deductions).

6.    Who is Bound. Company and Executive are bound by this Agreement. Anyone who succeeds to Executive’s rights and responsibilities, such as the executors of Executive’s estate, is bound and anyone who succeeds to Company’s rights and responsibilities, such as its successors and assigns, is also bound.

7.    Cooperation with Investigations/Litigation. Executive agrees at all times to be reasonably cooperative, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during the Executive’s employment with the Company or any of its affiliates.  The Executive’s requested cooperation may include, for example, making himself reasonably available to consult with the Company’s representatives or counsel, providing truthful information and documents, and appearing for the purpose of giving truthful testimony. The Company will, to the extent permitted by applicable law and court rules, and in each case, subject to the Executive providing advance written notice and satisfactory documentation for the time/expense to the Company, (a) reimburse the Executive for his reasonable out-of-pocket expenses; and (b) pay the Executive a reasonable hourly rate for his time, taking into account the Executive’s background and experience as a senior officer of the Company, if the request for the Executive’s time is not de minimis and the requested time does not coincide with a period when the Executive is already receiving payment from the Company pursuant to a consulting agreement.

8.    Non Disparagement and Confidentiality.

(a)    Executive agrees not to make any statements that are professionally or personally disparaging about, or adverse to, the interests of any of the Company Released Parties, including, but not limited to, any statement that disparages any person, service, finances, financial condition, capability or any other aspect of the business of Company or any of its affiliates. Company agrees to instruct its senior management team not to make any statements that are professionally or personally disparaging about, or adverse to, the Executive’s interests.

(b)    Executive confirms and agrees that Executive shall not, directly or indirectly, disclose to any individual, entity, business enterprise or media or use for Executive’s own benefit or for any competitive purpose, any confidential information concerning the business, projects, finances or operations of Company, its affiliates or any of its or their respective clients, customers and tenants; provided, however, that Executive’s obligations under this Section shall not apply to information generally known in Company’s industry through no fault of Executive or as required by applicable law. Confidential information shall include, without limitation, trade secrets, customer, client, prospect and tenant lists, details of contracts, pricing policies, operational materials, marketing plans or strategies, security and safety plans and strategies, project development, and any other non-public or confidential information of, or relating to, Company or its affiliates. In the event Executive receives an order, subpoena, request, or demand for disclosure of Company’s Confidential Information from any court or governmental agency, or from a party to any litigation or administrative proceeding, Executive shall, unless prohibited by law, as soon as reasonably possible and prior to disclosure notify Company of the same, in order to enable Company to assert its respective interests in addressing or opposing such order, subpoena, request, or demand.

9.    Non-Solicitation. Executive acknowledges and understands that, in view of Executive’s position with the Company, Executive has been afforded access to confidential information of the Company and its affiliates, tenants and customers. Executive therefore agrees that for a period of 12 months after the later of the Separation Date or the date when the Executive ceases providing consulting services (the “Restricted Period”), Executive will not, without the express prior written consent of the Company, directly or indirectly:

(i) solicit, induce, or assist any third person in soliciting or inducing any person that is (or was at any time within the 12 months prior to the solicitation or inducement) an employee, consultant, independent contractor or agent of the Company or its affiliates or direct or indirect subsidiaries (individually and collectively referred to herein with the Company as the “Vornado Group”) to leave the employment of the Vornado Group or cease performing services as an independent contractor, consultant or agent of the Vornado Group; for avoidance of doubt, the referral of a vendor, supplier or other consultant to a third party shall not be a violation of this section so long as Executive does not intentionally induce the vendor, supplier or consultant to cease doing business with the Vornado Group;

(ii) hire, engage, or assist any third party in hiring or engaging, any individual that is or was (at any time within 12 months prior to the attempted hiring) an employee of the Vornado Group; or

(iii) solicit or interfere with the Vornado Group’s relationships with, or endeavor to entice away from the Vornado Group for a competing business, any person or entity that is or was (at any time within the 12-month period preceding the later of the Separation Date or the termination date of the Consulting Agreement, a tenant or customer or “Prospective Tenant or Customer” (as defined below) of the Vornado Group. A “Prospective Tenant or Customer” is any individual or entity with respect to whom or which the Vornado Group was engaged in meaningful solicitation at any time during the 12 month period preceding the later of the Separation Date or the termination date of the Consulting Agreement and in which solicitation Executive was in any way involved or of which Executive otherwise had any knowledge or reasonably should have had any knowledge.

The provisions of Sections 8 and 9 shall be in addition to any confidentiality and non-solicitation terms set forth in any other agreement between Executive and the Vornado Group, including without limitation the Employment Agreement and the Consulting Agreement. Without limitation of the foregoing, Executive agrees that the restrictions contained in Sections 8 and 9 of this Agreement are necessary and appropriate to protect the Vornado Group’s business and goodwill and Executive considers them reasonable for such purpose. Executive agrees that the restrictions contained in this Agreement will not prevent Executive from obtaining gainful employment. Executive agrees that in any action seeking specific performance or other equitable relief, Executive will not assert or contend that any of the provisions of Sections 8 and 9 of this Agreement are unreasonable or otherwise unenforceable.

Executive further agrees that in the event of Executive’s breach or threatened breach of any of the provisions of Sections 8 or 9 of this Agreement, the Vornado Group would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, Executive agrees that in the event of a breach or threatened breach of any of those provisions by Executive, in addition to such other remedies that the Vornado Group may have at law, without posting any bond or security, the Vornado Group shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available, as well as attorneys’ fees and costs and an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such breach. The seeking of such injunction or order shall not affect the Vornado Group’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

10.    Construction of Agreement.

    (a)    It is acknowledged that the Employment Agreement has certain provisions which survive the termination of employment, and the parties’ intention that such surviving provisions shall remain in full force and effect as provided therein.
(b)    In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein provided, however, that if any court were to find that the waiver and release of Claims set forth in Section 2 of this Agreement is unlawful or unenforceable, or was not entered into knowingly or voluntarily, Executive agrees to execute a waiver and release of claims in a form satisfactory to Company that is lawful and enforceable. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.

    (c)    Subject to Section 10(a) of this Agreement, this Agreement, the Termination Agreement and the Consulting Agreement constitute the entire understanding of the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings between the parties regarding the matters herein discussed. This Agreement may not be modified or changed except by a written instrument executed by all parties. This Agreement shall inure to the benefit of and be binding upon the successors and personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees of the parties hereto.

    (d)    This Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules. Company and Executive consent to the sole jurisdiction of the federal and state courts of New Jersey. COMPANY AND EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

    (e)    Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

11.    Acknowledgments. Company and Executive acknowledge and agree that:

    (a) By entering in this Agreement, Executive does not waive any rights or Claims that may arise after the date that Executive executes and delivers this Agreement to Company;

    (b) Nothing in this Agreement shall be deemed to prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator; or (ii) participate in an investigation or proceeding conducted by a government regulator. However, in light of the general release described herein, Executive will not be entitled to any individual relief in connection with such charge, complaint, investigation, or proceeding. For the avoidance of doubt, nothing herein shall be construed to prevent or limit Executive from receiving an award paid by a government regulator for providing information to any governmental authority concerning any suspected violation of law;

(c)    Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall affect or be used to interfere with Executive’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Agreement; and

(d)    Nothing in this Agreement shall preclude Executive from exercising any rights Executive may have under or with respect to any employee benefit plan or policy of any of the Company Released Parties, including without limitation (i) under Section 601-608 of the Executive Retirement Income Security Act of 1974, as amended, popularly known as COBRA, (ii) under the Company’s 401(k) plan and/or the Company’s Nonqualified Deferred Compensation Plans, or (iii) any equity interests or outstanding equity awards that Executive has with respect to any of the Company Released Parties of Executive.

12.    Opportunity For Review.

(a)    It is Company’s desire and intent to make certain that Executive fully understands the provisions and effects of this Agreement. This Agreement includes a release of claims under the ADEA. Executive is hereby advised and encouraged by Company to consult with his/her own independent counsel before signing this Agreement. Executive represents and warrants that Executive (i) has had sufficient opportunity to consider this Agreement, (ii) has read this Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive, (v) has entered into this Agreement of Executive’s own free will and volition, (vi) has duly executed and delivered this Agreement, (vii) understands that Executive is responsible for Executive’s own attorneys’ fees and costs, (viii) has been advised and encouraged by Company to consult with Executive's own independent counsel before signing this Agreement (ix) has had the opportunity to review this Agreement with counsel of his/her choice or has chosen voluntarily not to do so, (x) understands that Executive has been given twenty-one (21) days to review this Agreement before signing this Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Agreement, (xi) understands that if Executive does not sign and return this Agreement to Company within 21 days of receipt, Company shall have no obligation to enter into this Agreement, Executive shall not be entitled to receive or retain the payments or benefits provided for under the agreements referenced in Section 4 of this Agreement (except to the extent that Executive would be entitled to such payments irrespective of this Agreement under the terms of the Employment Agreement), and the Separation Date shall be unaltered, and (xii) understands that this Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

(b)    This Agreement shall be effective and enforceable on the eighth day after execution and delivery to Company by Executive. The parties hereto understand and agree that Executive may revoke this Agreement, in writing, after having executed and delivered it to Company, provided such writing is received by Company at the address listed in this Agreement above no later than 11:59 p.m. on the seventh day after Executive’s execution and delivery of this Agreement to Company. If Executive revokes this Agreement, it shall not be effective or enforceable, Executive shall not be entitled to receive or retain the payments or benefits provided for under Section 4 of this Agreement (except to the extent that Executive would be entitled to such payments irrespective of this Agreement under the terms of the Employment Agreement), and the Separation Date shall be unaltered.

This may be signed in counterparts, each of which when so signed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature delivered by facsimile, electronic signature or PDF shall be deemed to be an original signature thereto.

Agreed to and accepted on this 16th day of February, 2021

EXECUTIVE:

/s/ Joseph Macnow
Joseph Macnow

Agreed to and accepted on this 16th day of February, 2021

COMPANY:
VORNADO REALTY TRUST

BY:		/s/ Michael Franco
	Name:	Michael Franco
	Title:	President and Chief Financial Officer